Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2012, by and between LBI Media Holdings, Inc. a Delaware corporation (the “Company”), on the one hand, and Blima Tuller (“Employee”) on the other hand (collectively, Employee and the Company are referred to as the “Parties”).

WHEREAS, the Company and Employee desire an employment relationship and believe it to be in their mutual interest to set forth in writing all the terms and conditions thereof; and

WHEREAS, this Agreement shall govern the employment relationship between the Parties from and after the date stated above and supersedes and negates all previous agreements made between the Parties, whether written or oral relating to Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the Parties agree as follows:

I.	EMPLOYMENT.

A. POSITION. The Company hereby engages Employee to render personal services as Chief Financial Officer of the Company and of Liberman Broadcasting, Inc., a Delaware corporation (“LBI”), and their respective subsidiaries and affiliates (the “LBI Entities”). The Company, on behalf of LBI, hereby consents to Employee serving as Chief Financial Officer of LBI. Employee shall perform such duties and have such responsibilities related to her position as Chief Financial Officer as assigned from time to time by the Company and as prescribed in the Amended and Restated Bylaws of LBI Media Holdings, Inc. (“Bylaws”), and shall include, without limitation, overall responsibility and supervision of the Company’s and the LBI Entities’ corporate finance, accounting, tax, control, insurance, human resources, and any other financial matter. Without limiting the Company’s discretion concerning the assignment of reasonable future duties to Employee, Employee will have the duties described in this paragraph. Employee will be based in the Company’s principal office in Burbank, California, provided, however, that Employee may be required to travel as necessary and appropriate or as required by the Company. Without limiting the generality of the foregoing, Employee’s duties as Chief Financial Officer shall include, but be not limited to, the following: (i) serving as the Company’s principal financial and accounting officer reporting directly to the President of the Company; (ii) managing the Company’s accounting departments and operations (including internal controls); (iii) managing the Company’s and the LBI Entities’ finance operations and banking matters; (iv) raising capital; (v) overseeing the Company’s and LBI Entities’ audits; (vi) overseeing the Company’s and the LBI Entities’ compliance with and adherence to all Securities and Exchange Commission (“SEC”) reporting obligations and applicable rules and regulations; (vi) budgeting and financial planning and regular, ongoing reporting to the President of the Company concerning the Company’s actual performance compared to budgeted and planned income and expense across various categories; (vii) managing relationships with the Company’s and the LBI Entities’ creditors and other investment banks, commercial banks, lending institutions and insurance companies; (viii) interacting with financial analysts and rating agencies; (ix) overseeing and managing the Company’s information technology systems and functions; (x) overseeing and managing the Company’s human resources department and operations; (xi) overseeing and managing real estate and facilities functions; (xii) overseeing and managing risk management and insurance, compliance, and litigation for the Company and the LBI Entities; (xiii) overseeing and managing investor relations; (xiv) managing the Company’s and the LBI Entities’ relationships with outside accountants and auditors; (xv) making reports from time to time to the Company’s Board of Directors concerning matters within Employee’s areas of job responsibility; and (xvi) and preparing in consultation with the President of the Company all reports, summaries, and other informative and analytical materials to be presented to the Board. Employee hereby accepts such employment and agrees to devote her full employment energies, interest, abilities and time to the performance of Employee’s duties to the Company or any of its affiliated entities as assigned by the Company. Employee shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Employee’s duties. Employee acknowledges and agrees that she is an “exempt” employee under the Fair Labor Standards Act and under the Wage Orders of the California Industrial Welfare Commission and the regulations and judicial and administrative decisions interpreting and applying such laws.

The Parties acknowledge and agree that Employee’s services are expected to include services for or with respect to the Company’s direct and indirect subsidiaries and affiliated companies, and that pursuant to practices established or maintained by the Company and its subsidiaries, the payments to Employee under this Agreement may be made by one or more of the Company’s subsidiaries or affiliated companies.

B. TERM. The initial term of employment under this Agreement shall be for a period commencing on July 1, 2012 (the “Effective Date”) and continuing, subject to the provisions of this Agreement, through June 30, 2013 (the “Ending Date”) (such period being the “Term”).

C. OPTION TO EXTEND. Unless this Agreement has been otherwise terminated pursuant to the terms of this Agreement, the Company shall have three (3) irrevocable options to extend this Agreement beyond its initial one-year Term for three (3) additional renewal periods of one (1) year each under the terms and conditions set forth herein, the first such renewal period to commence July 1, 2013. The options will be deemed exercised automatically by the Company unless written notice that the Agreement will not be extended is given to Employee by Company at least thirty (30) days prior to the expiration of the initial Term or any renewal term.

D. EXCLUSIVE NATURE OF SERVICES. During the term of this Agreement, Employee’s services shall be exclusive to the Company. Notwithstanding the foregoing, Employee may perform such other work, whether for consideration or as a volunteer only if and to the extent that such other work does not interfere with Employee’s duties for the Company. Employee shall not make any investment of money or time in any business that is or may be competitive or which is being formed or organized to be competitive with or similar to or adverse to any of the Company’s businesses, services, or product(s), whether such business is conducted by a proprietorship, partnership, corporation or other entity or venture.

E. OWNERSHIP OF PROCEEDS. Employee hereby expressly gives and grants, in perpetuity, to the Company exclusively, all rights of any kind and character whatsoever (including without limitation all now and hereafter existing common law, statutory and moral rights throughout the world and regardless of whether such rights are now known) in and to Employee’s services pursuant to this Agreement and in and to the results and proceeds of such services. Employee shall not have any right, title, or interest in or to any material embodied in any program or other material produced by the Company and its affiliates regardless of any contributions thereto made by Employee.

II.	COMPENSATION.

A. SALARY. Subject to the provisions of Section III.C and III.D. of this Agreement, as full and complete consideration for all services and materials furnished by Employee hereunder, during the original term of this Agreement, the Company shall pay to Employee a salary at the rate of Two Hundred Seventy-five Thousand ($275,000) per annum (less taxes and required withholdings). Employee’s salary shall be paid periodically in accordance with the Company’s normal payroll practices. Assuming Employee’s continued employment, and assuming that the Company does not send the written notice that the Agreement will not be extended, the annual rate of salary shall increase by three percent (3%) on July 1, 2013 and each July 1 thereafter during the Term of this Agreement and any renewal period.

B. BONUS PLAN. Provided that Employee fully performs all material obligations hereunder, during the Term of this Agreement and any renewal period, the Company may pay to Employee a discretionary annual bonus in an amount up to Seventy-Five Thousand Dollars ($75,000) (less taxes and required withholdings) (the “Bonus”), based on Employee’s performance as judged by the Company in its sole discretion, as follows:

a. Provided that the Company has not sent the written notice to Employee set forth in Section I.C. hereof that this Agreement will not be extended, and provided that Employee has remained in the position of Chief Financial Officer through December 31 of each calendar year during the Term of this Agreement (December 31, 2013, December 31, 2014, and December 31, 2015), and provided Employee has performed all material obligations under this Agreement, then Thirty-Seven Thousand Five Hundred Dollars ( $37,500) of the potential Bonus may be payable for each calendar year during the term of this Agreement commencing with calendar year 2013.

b. The remaining Thirty-Seven Thousand Five Hundred Dollars ($37,500) of the potential Bonus may be payable in respect of each calendar year during the Term of this Agreement commencing with calendar year 2013 if (x) Employee has remained in the position of Chief Financial Officer through December 31 of each calendar year during the Term of this Agreement and the Company has not sent the written notice set forth in Section I.C hereof (December 31, 2013, December 31, 2014, and December 31, 2015), and (y) the Company has achieved the EBITDA goals established by the Company in its sole discretion for such calendar year.

c. In addition to the annual bonus set forth in sections II.B.a. and II.B.b of this Agreement, for the stub period of June 16, 2012 to December 31, 2012 (“the 2012 Stub Period”), provided that Employee remains in the position of Chief Financial Officer through December 31, 2012, the Company may in its sole discretion pay Employee a bonus in an amount that the Company may choose it its sole discretion in respect of the 2012 Stub Period. For the stub period of January 1, 2016 through June 30, 2016, (“the 2016 Stub Period”), provided that the Company has elected to exercise its options to continue the Agreement, and provided that Employee remains in the position of Chief Financial Officer through June 30, 2016, the Company may in its sole discretion pay Employee a based bonus in an amount that the Company may choose it its sole discretion in respect of the 2016 Stub Period.

Employee’s interest in any and all bonuses under this Section II.B shall not vest until the date upon which the Company would be obligated to tender payment for the particular bonus. Any interest in bonuses under this Section II.B is subject to the Company not exercising its right under Section I.C of this Agreement to send written notice to Employee that the Agreement will not be extended. Any bonuses earned under this section shall be paid to Employee within thirty (30) days of the close of the applicable calendar year period or Stub Period for which the bonus is calculated. In the event Employee contends that any bonus has not been properly paid under this Agreement, Employee shall give written notice to the Company, and the Company shall have thirty (30) days to cure any defect in Employee’s bonus payment. The Company shall not be deemed to have breached its obligations under this Agreement if it cures any defect in Employee’s Bonus payment within thirty (30) days of receiving such written notice.

Notwithstanding anything to the contrary above (including Section II.B above), if and to the extent required under stock exchange rules or law, following an initial public offering of the common stock of the Company, the Employee’s bonus shall be determined by a compensation committee or in such other manner as the Company determines satisfies such applicable rules or laws.

C. OPTION GRANT. Upon approval by the Compensation Committee of the Company’s Board of Directors, the Company may grant Employee an option (the “Option”) to purchase shares of the Company’s Class A common stock representing, on a fully diluted basis as of the date of the grant, four tenths of one percent (0.4%) of the outstanding shares of the Company’s common stock on the basis of and subject to the terms and conditions set forth in this Section II.C. Assuming Employee remains in the position of Chief Financial Officer and that the Company has not exercised its right to send the written notice set forth in Section I.C that this Agreement will not be extended, and assuming that Employee has performed all material obligations under this Agreement, the Option (0.4%) shall vest and become exercisable in four equal annual installments of one tenth of one percent (0.1%) on June 30 of each calendar year during the Term and any renewal period, commencing with June 30, 2013. It is acknowledged and agreed that the maximum total Option grant that can vest over the Term of this Agreement and all renewal periods is four tenths of one percent (0.4%) of the outstanding shares of the Company’s common stock.

It is acknowledged and agreed that any interest in any installment of the Option is subject to the Company’s right to send the written notice set forth in Section I.C. of this Agreement that this Agreement will not be extended.

The exercise price of the Option shall be the price paid per common share in the July 2007 acquisition of shares of Class A common stock of the Company by Ernesto Cruz (which price was substantially identical to the price paid by Oaktree Capital Management and Tinicum Capital Partners for their acquisitions in 2007 of Class A common stock of the Company). For purposes of clarity, the Company and Employee each recognize and agree that the per share exercise price of the Option contemplated above is likely to be in excess of the fair market value per share of the Company’s Class A common stock as of the date hereof.

The Option shall be governed pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan (the “Plan”), and shall be subject to the terms and conditions (including but not limited to terms and conditions regarding adjustments in the event of changes in the Company’s capital structure) generally applicable to option grants under the Plan. The Plan generally provides that upon a “Change in Control Event,” as defined in the Plan, the then-unvested portion of options shall become 50% vested, and the Company agrees that such vesting provision shall apply to the Option.

D. HEALTH INSURANCE. Until this Agreement terminates or expires, Employee and her dependents shall be eligible to participate in any medical insurance plan and dental insurance plan that may then be available to employees of the Company under the same terms and conditions as provided generally to the Company’s employees, provided that the Company shall pay the full cost of premiums for Employee and her dependents. The Company reserves the right to change from time to time the insurance carrier(s) and the level and amount of insurance benefits available to employees of the Company, and reserves the right to terminate said benefits at any time.

E. EXPENSES. The Company shall reimburse Employee, pursuant to the Company’s expense policies for reasonable expenses incurred in the performance of Employee’s duties as Chief Financial Officer. Any questions about the reasonableness of an expense shall be conclusively resolved by the Company’s President in the President’s sole discretion.

F. VACATION AND OTHER BENEFITS. Subject to the Company’s vacation policy, Employee shall be entitled to fifteen (15) days of paid vacation during the Term and any renewal term. Employee shall be entitled during the Term of this Agreement and any renewal term to participate in benefit plans or policies generally applicable to employees of the Company, including, but not limited to, all retirement, deferred compensation and similar plans and programs generally available to other employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs.

G. INDEMNITY. The Board of Directors of the Company has adopted Bylaws providing for the indemnification of the officers and certain other employees and agents of the Company, including other persons serving at the request of the Company in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”). The Bylaws and the Code, by their non-exclusive nature, permit contracts between the Company and its agents, officers, employees and other agents with respect to indemnification of such persons. The Company, on its own behalf and on behalf of LBI, hereby agrees to hold harmless and indemnify Employee to the fullest extent authorized or permitted by the provisions of the Bylaws as the same may be amended from time to time (but, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws permitted prior to adoption of such amendment).

III.	TERMINATION PRIOR TO EXPIRATION OF AGREEMENT.

A. DISABILITY. If Employee becomes disabled due to sickness or accident during the term of this Agreement, and is no longer able to perform the essential functions of the job with or without reasonable accommodation, and such disability continues for more than eight (8) consecutive weeks, the Company, in its sole discretion, may either (1) suspend Employee’s obligation to render services hereunder and the Company’s obligation to pay Employee under the terms of this Agreement during the continuation of such disability, or (2) terminate this Agreement immediately; provided, however, that nothing in this Agreement shall limit Employee’s right to any disability leave provided under the California Pregnancy Disability Leave law or similar applicable law. If Employee is terminated as the result of disability, the Company shall not be obligated to provide any further payments or compensation to Employee hereunder, except amounts due as salary and expense reimbursement earned at the time of such termination.

B. DEATH. In the event of Employee’s death during the Term of this Agreement or any renewal term, this Agreement shall terminate and the Company shall have no further obligation to provide any further payments or compensation to Employee or Employee’s surviving spouse, estate or legal representatives, except amounts due as salary previously earned and vested at the time of such termination and any expense reimbursement due prior to death.

C. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement at any time for “Cause” as hereinafter defined. “Cause” shall be determined by the Company and shall mean any of the following: (1) an act of dishonesty by Employee involving Company business; (2) breach of fiduciary duty by Employee to the Company involving personal profit; (3) commission of a felony by Employee which in the judgment of the Company has or may have an adverse effect on the Company’s business or reputation; (4) Employee’s use of any illegal drug, narcotic, or excessive amounts of alcohol (as determined by the Company in its discretion) on Company property or at a function where Employee is working on behalf of the Company; (5) Employee’s willful refusal to comply with reasonable requests or directions made of Employee by the Company’s Chief Operating Officer or President; (6) Employee’s commission of any act of willful malfeasance, gross negligence, or criminal activity; (7) Employee’s failure, as determined by the Company in its judgment, to satisfactorily perform the duties of Chief Financial Officer as delineated in this Agreement or as assigned by the Company from time to time; (8) a breach by Employee of any material provision of this Agreement; or (9) a breach by Employee of Section III.D of this Agreement.

If the Company determines in its sole discretion that (i) event(s) or condition(s) constituting Cause under clauses (5), (7), or (8) of the above definition of Cause have occurred or exist, and (ii) such events or conditions are susceptible to being promptly and fully cured by Employee in the Company’s sole judgment, the Company shall provide written notification to Employee describing such event(s) or condition(s) and describing a cure acceptable to the Company. Upon receipt of such notice Employee will have twenty (20) business days within which to fully cure such event(s) or condition(s). If Employee fails to fully cure such event(s) or condition(s) during such twenty (20) day period, then Employee shall be deemed to have terminated employment for Cause on the date the notice was provided by the Company. If any event(s) or condition(s) constituting Cause under clauses (1), (2), (3), (4), (6), or (9) of the above definition of Cause have occurred or exist, the Company may terminate employment for Cause immediately by written notice to Employee. If in the Company’s sole judgment the event(s) or condition(s) constituting Cause under clauses (5), (7), or (8) are not susceptible to being promptly and fully cured by Employee, the Company may terminate Employee’s performance for Cause immediately upon written notice to Employee. Notwithstanding the foregoing, the Company shall not be obligated to provide any notice and a corresponding opportunity to cure more than two (2) times in any twelve (12) consecutive month period; if the Company is not obligated to provide such notice and cure opportunity then Employee shall be deemed to have terminated employment on the day the Company notifies Employee of her termination.

If the Company terminates this Agreement for Cause, the Company shall not be obligated to provide any further payments or compensation to Employee hereunder, except amounts due as salary and bonuses previously earned and vested and any unreimbursed expenses at the time of such termination. If the Company terminates this Agreement for events constituting Cause under clause (5) of this Section III.C, the Company may, in its sole discretion, pay Employee a severance payment in an amount equal to sixty (60) days of Employee’s then current salary (less taxes and required withholdings).

D. PUBLIC MORALS . If Employee commits any act or becomes involved in any situation, or occurrence, which degrades Employee in society, or brings Employee into public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends the community, or which reflects negatively upon Employee, the Company, a sponsor or a licensee of the Company’s stations, or if publicity is given to any such conduct, commission or involvement on the part of Employee, which occurred prior to the date of this Agreement, the Company shall have the right to terminate this Agreement immediately.

E. FORCE MAJEURE . If during the term of this Agreement, due to labor disputes, government regulations, or because of the failure of broadcasting facilities due to war or other calamity (collectively, “Force Majeure”) the Company in good faith believes it is unable to utilize Employee’s services, the Company shall have the right upon twenty-four (24) hours prior notice to Employee to suspend Employee’s services for the duration of such Force Majeure, or for any part thereof, and no compensation will be paid or accrue to Employee during any such period of suspension; provided that such suspension shall end as soon as such Force Majeure terminates.

F. TERMINATION WITHOUT CAUSE. The Company may terminate Employee’s employment at any time without Cause or Employee’s disability. In the event the Company terminates Employee’s employment without Cause or Employee’s disability during the term of this Agreement, including any option periods, this Agreement shall terminate and the Company shall have no further obligation to Employee or Employee’s surviving spouse, estate or legal representatives, except that (1) the Company shall pay Employee any amounts due as salary and bonuses earned at the time of such termination; (2) the Company shall continue the payment of Employee’s base salary for a period of six (6) months following such termination that occurs after six (6) months of employment, nine (9) months following such termination that occurs after nine (9) months of employment; and one (1) year following such termination that occurs after one (1) year of employment; and (3) during the post-employment exercise period provided under the Company’s option plan with respect to the Option, the Employee shall be entitled to exercise the then-vested portion of the Option.

IV.	RIGHTS TO COMPANY MATERIALS; CONFIDENTIALITY.

Employee agrees that all lists, materials, books, files, reports, correspondence, records, communications and other documents and information provided by, prepared by, or made available by any LBI Entity to Employee in connection with her services hereunder (“Company Materials”) shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof. All Company Materials and confidential information relating to the Company or its operations shall remain the property of the Company and shall not be disclosed by Employee to any other party. In consideration for employment with the Company and in exchange for the consideration provided for by this Agreement, Employee specifically agrees that after termination of Employee’s employment with the Company for any reason, Employee shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use or communicate or divulge any Company Materials or confidential information, knowledge or data to anyone other than the Company and those specifically designated by it. Employee acknowledges and agrees that, as a condition of employment, Employee will be required to execute a stand-alone Confidentiality and Non-Disclosure Agreement, prior to performing any services pursuant to this Agreement.

V.	ARBITRATION.

The Company and Employee agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with Company (or any related or parent entity of Company) or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to binding arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. The Arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. Final resolution of any dispute through arbitration shall include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes, including the award of attorney’s fees where required or permitted by law. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court).

VI.	SOLICITING EMPLOYEES.

Employee promises and agrees that Employee will not, during the Term of this Agreement or any renewal term, or for a period of twelve (12) months thereafter, directly or indirectly solicit any employees of the Company having an annual rate of income from the Company of twenty-four thousand dollars ($24,000.00) or more, to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, including, but not limited to, any radio station or television station broadcasting within a one hundred fifty (150) mile radius of Los Angeles, California.

VII.	MISCELLANEOUS.

A. ENTIRE AGREEMENT; WAIVER; MODIFICATION. This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may only be modified, amended or waived by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

B. RIGHTS CUMULATIVE. The Parties’ rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights; likewise, the Parties’ rights hereunder are in addition to any other rights of either Party at law or in equity.

C. COMMUNICATIONS. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s address as it appears on the records of the Company or addressed to the Company at its principal office at 1845 Empire Avenue, Burbank, California 91504. Either party may change the address at which notice shall be given by written notice given in the above manner.

D. SAVINGS CLAUSE. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically reformed to the extent permitted by applicable law or determination and otherwise this Agreement shall continue in full force and effect.

E. GOVERNING LAWS. This Agreement shall be governed and construed according to the laws of the State of California without regard to principles of conflicts of laws.

F. FORUM SELECTION. Subject to Section IV, any and all causes of action arising under, or relating to the interpretation or enforcement of, this Agreement shall only be brought in a court of competent jurisdiction sitting in Los Angeles, California.

G. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

H. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

I. SURVIVAL. Sections IV, V, VI, and VII of this Agreement shall survive the termination of this Agreement.

J. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company’s successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE	LBI MEDIA HOLDINGS, INC.

/s/ Blima Tuller	/s/ Lenard Liberman
Blima Tuller	By: Lenard Liberman
Its: President

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